Exhibit 10.19

FIRST AMENDMENT TO OFFICE LEASE
This First Amendment to Office Lease (this "First Amendment") is entered into effective as of the 27th day of October, 2014, by and between BXP 601 & 651 GATEWAY CENTER LP, a Delaware limited partnership, formerly known as GATEWAY CENTER, LLC, a Delaware limited liability company ("Landlord"), and IMMUNE DESIGN CORP., a Delaware corporation ("Tenant").

RECITALS

A.    Landlord and Tenant entered into that certain Office Lease dated November 21, 2013 (the "Original Lease"), whereby Landlord leased to Tenant and Tenant leased from Landlord the premises located in the office building having an address of 601 Gateway Boulevard (the “Building”) containing approximately 2,058 rentable square feet of space located on the tenth (10th) floor of the Building and commonly known as Suite 1020, as further described in the Lease (the “Original Premises”).

B.     The parties hereto wish to amend the Original Lease to (i) move the Original Premises to Suite 250 in the Building, consisting of approximately 9,640 rentable square feet of space located on the second (2nd) floor of the Building, as further described on Exhibit A attached hereto (the “New Premises”), commencing on the New Premises Commencement Date (as defined in Section 4 below), (ii) extend the Lease Term for a period of five (5) years commencing on the New Premises Commencement Date, (iii) provide for the Base Rent for the New Premises, commencing on the New Premises Commencement Date, as further specified in Section 5, below, (iv) provide for a new Base Year for Tenant’s Share, as further provided in Section 6, below, and (v) otherwise revise the terms and conditions of the Original Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2.     Defined Terms. All capitalized terms used in this First Amendment that are not defined herein shall have the meanings as defined in the Original Lease.

3.    Relocation and Surrender of Original Premises.

3.1    Relocation of Original Premises to New Premises. Effective as of the New Premises Commencement Date (as that term is defined in Section 4 below), (a) the Original Lease shall terminate and be of no further force or effect with respect to the Original Premises only, and

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(b) Tenant shall lease from Landlord and Landlord shall lease to Tenant the New Premises on the terms and conditions set forth in the Original Lease, as hereby amended (the “Lease”). Consequently, effective upon the New Premises Commencement Date, the New Premises shall be substituted for the Original Premises and all references in the Lease to the “Premises” shall mean and refer to the New Premises.

3.2    Surrender of Original Premises. Tenant hereby agrees to vacate the Original Premises and surrender and deliver exclusive possession of the Original Premises to Landlord on or before the New Premises Commencement Date in accordance with the provisions of the Lease and thereafter, Tenant shall have no further obligations with respect to the Original Premises except that Tenant shall remain liable with respect to the period of its tenancy with respect to the Original Premises prior to the New Premises Commencement Date for the performance of all of its obligations under the Lease (including, without limitation, Tenant's payment of reconciliation of Tenant's Share of Building Direct Expenses with respect to the Original Premises). In the event that Tenant retains possession of the Original Premises or any part thereof after the New Premises Commencement Date and/or fails to surrender possession of the Original Premises to Landlord in accordance with terms of the Original Lease, as hereby amended, then the terms an conditions of the Lease, including without limitation, Article 16 of the Lease, shall apply.

4.     New Premises Term. The term of Tenant's lease of the New Premises shall commence on the date (the "New Premises Commencement Date") which is the earliest to occur of (a) January 1, 2015, (b) the date upon which the improvements to the New Premises are "Substantially Complete" (as defined in Section 7.2 below), or (c) the date upon which Tenant first commences to conduct business in the New Premises. Landlord and Tenant acknowledge that the Lease Term for the Original Premises is scheduled to expire on January 31, 2018, pursuant to the terms of the Lease. Notwithstanding anything to the contrary set forth in the Lease, the Lease Term for the New Premises shall expire on (i) the day immediately preceding the fifth (5th) anniversary of the New Premises Commencement Date, if the New Premises Commencement Date falls on the first day of a calendar month, or (ii) the last day of the month in which the fifth (5th) anniversary of the New Premises Commencement Date occurs, if the New Premises Commencement Date falls on any day other than the first day of a calendar month, unless sooner terminated as provided in the Original Lease, as amended by this First Amendment (the “New Premises Lease Expiration Date”). The period of time beginning on the New Premises Commencement Date and ending on the New Premises Lease Expiration Date shall be referred to herein as the “New Premises Term.” Consequently, effective upon the New Premises Commencement Date, all references in the Lease to the “Lease Term” shall mean and refer to the New Premises Term.

5.    Base Rent. Notwithstanding anything to the contrary set forth in the Lease, prior to the New Premises Commencement Date, Tenant shall continue to pay Base Rent for the Original Premises in accordance with the terms of the Lease, pro-rated for any fractional month prior to the New Premises Commencement Date at a daily rate equal to 1/365 of the annual Base Rent for the Original Premises. Commencing on the New Premises Commencement Date and continuing thereafter throughout the remainder of the New Premises Term, Tenant shall pay to

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Landlord monthly installments of Base Rent for the New Premises in accordance with the following schedule:

Period During New Premises Term	Annual Base Rent	Monthly Installment of Base Rent
New Premises Lease Year 1	$341,256.00	$28,438.00
New Premises Lease Year 2	$351,667.20	$29,305.60
New Premises Lease Year 3	$362,078.40	$30,173.20
New Premises Lease Year 4	$372,489.60	$31,040.80
New Premises Lease Year 5	$384,057.60	$32,004.80

For the avoidance of doubt, the “New Premises Lease Year 1” shall mean the twelve-months beginning on (i) the New Premises Commencement Date if such date falls on the first day of a calendar month, or (ii) the first day of the month following the New Premises Commencement Date, if the New Premises Commencement Date falls on any day other than the first day of a calendar month. Notwithstanding the foregoing, Tenant shall pay the Year 1 Base Rent for the New Premises beginning on the New Premises Commencement Date, pro-rated for any fractional month on a daily basis at a rate per day equal to 1/365 of the first annual Base Rent.

6.     Tenant's Share. Notwithstanding anything to the contrary set forth in the Lease, prior to the New Premises Commencement Date Tenant shall continue to pay Tenant’s Share of Building Direct Expenses in connection with the Original Premises in accordance with the terms of Article 4 of the Lease. Commencing on the New Premises Commencement Date, and continuing thereafter throughout the remainder of the New Premises Lease Term, Tenant shall pay Tenant’s Share of Building Direct Expenses in connection with the New Premises in accordance with the terms of Article 4 of the Lease; provided, however, for purposes of calculating Tenant’s Share of Building Direct Expenses which Tenant shall pay in connection with the New Premises, (i) Tenant’s Share shall equal 4.4676%; and (ii) the Base Year shall be the calendar year 2015.

7.    Condition of New Premises; New Tenant Improvements.

7.1    Except as specifically set forth in this First Amendment and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Tenant shall accept the New Premises in its presently existing "as-is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the New Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the New Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business,

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except as specifically set forth in this Lease and the Tenant Work Letter. The commencement of business operations from the New Premises by Tenant shall presumptively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair; provided, however, that if Tenant commences business operations in the New Premises prior to Substantial Completion, Landlord shall still be obligated to cause Contractor to complete the “punch list” items. Notwithstanding the foregoing, Landlord represents and warrants to Tenant than, as of the New Premises Commencement Date, the electrical, mechanical (including, without limitation, the HVAC as defined in Section 6.1 of the Lease) and plumbing utilities serving the New Premises shall be in good working condition and repair.

7.2    The New Premises shall be delivered to Tenant when the Tenant Improvements to the New Premises are "Substantially Complete." As used herein, the term "Substantially Complete" shall mean the date that the construction of the Tenant Improvements is sufficiently complete so that Tenant can legally occupy and utilize the New Premises for the normal conduct of its business, subject only to minor "punch list" items, the completion of which will not materially affect Tenant's use and occupancy of the New Premises. Landlord shall cause Contractor to complete the “punch list” items.

7.3    Early Occupancy; Interference with New Tenant Improvements. Landlord has agreed to give Tenant occupancy of the New Premises ten (10) days prior to Substantial Completion of the New Tenant Improvements so that Tenant may install its furniture, fixtures and equipment and perform its data and equipment cabling prior to the New Premises Commencement Date. However, Tenant hereby acknowledges and agrees that, should Landlord determine that Tenant's presence in the New Premises interferes with Landlord's timely Substantial Completion of the New Tenant Improvements, Landlord may demand that Tenant vacate the Premises until the New Tenant Improvements are Substantially Completed and Tenant shall promptly comply with this demand. Such occupancy shall not be considered “conducting business” under Section 4.

8.     Option Term. Section 2.2.1 of the Original Lease is hereby amended so as to provide for Tenant to have an option to extend the Lease Term for an Option Term of five (5) years (rather than three (3) years) following the New Premises Lease Expiration Date. Section 2.2.2 of the Original Lease is hereby amended by deleting the words “not less than one hundred eighty (180) days prior to the expiration of the Lease Term” in the second and third lines thereof and replacing them with the words “not earlier than twelve (12) months prior to the New Premises Lease Expiration Date, and not later than nine (9) months prior to the New Premises Lease Expiration Date”, and Tenant shall otherwise continue to have the right to exercise the Option to extend the Lease Term for a period of five (5) years in accordance with Section 2.2 of the Lease, as amended hereby.

9.    Modification of Letter of Credit.

9.1    New Letter of Credit.    Landlord and Tenant acknowledge that in accordance with the terms of Article 21 of the Lease, Tenant previously delivered to Landlord a letter of credit (the “Prior L-C”) in the amount of Thirty Five Thousand Five Hundred and 50/100

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Dollars ($35,500.50) (the “L-C Amount”) as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Notwithstanding the foregoing or any contrary provision of the Lease, Landlord and Tenant agree that, in connection with this First Amendment, the L-C Amount required under the Lease is hereby amended to equal One Hundred Twenty Thousand Six Hundred Ninety-Two and 80/100 Dollars ($120,692.80) (the “Amendment L-C Amount”). Accordingly, concurrently with Tenant’s execution of this First Amendment, Tenant shall deliver to Landlord a replacement or amendment L-C in the form required by the terms of Article 21 of the Lease, in an amount equal to the Amendment L-C Amount. Upon Tenant’s request and after Tenant’s delivery of a replacement L-C in connection with the foregoing, Landlord agrees to return the Prior L-C to Tenant. In connection with the foregoing, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

9.2    Reduction of L-C Amount. Landlord and Tenant hereby acknowledge and agree that Section 21.7 of the Lease, which provides that the amount of the L-C be reduced annually throughout the Lease Term, shall be null and void and of no further force or effect, and, instead, the Amendment L-C Amount shall be reduced throughout the New Premises Term in accordance with the schedule set forth in Sections 9.2.1 through 9.2.2 below, provided that Tenant tenders to Landlord a replacement L-C or a certificate of amendment to the existing L-C, conforming in all aspects to the requirements of Article 21 of the Lease, in the amount of the applicable L-C amount as of the effective date of any such reduction hereunder; and provided further, that the following conditions are satisfied in Landlord’s discretion as of the effective date of any such reduction hereunder, Tenant (i) has at least Twenty Million and No/100 Dollars ($20,000,000.00) cash on its balance sheet, (ii) is not in monetary or material non-monetary default beyond any applicable notice and cure period under the Lease, and (iii) has provided written notice to Landlord requesting a reduction in the amount of the L-C in accordance with the requirements set forth above (the “L-C Reduction Notice”), then the L-C Amount shall be reduced in accordance with the schedule below. Upon Tenant’s request and after Tenant’s delivery of a replacement L-C in connection with the foregoing, Landlord agrees to return the Prior L-C to Tenant.

9.2.1    From and after Month 37 of the New Premises Term, the then-current L-C Amount shall be decreased to Ninety Thousand Five Hundred Nineteen and 60/100 Dollars ($90,519.60).

9.2.2    From and after Month 49 of the New Premises Term, the then-current L-C Amount shall be decreased to Sixty Thousand Three Hundred Forty-Six and 40/100 Dollars ($60,346.40).

10.    Parking.    Section 29.18 of the Original Lease is hereby amended by deleting the words “seven (7)” in the first line thereof and replacing them with the words “thirty (30)” and Tenant shall otherwise continue to have the rights to parking in accordance with Section 29.18 of the Lease, as amended hereby.

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11.    Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this First Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this First Amendment and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this First Amendment.
12.    Tenant Representations.     Tenant represents and warrants to Landlord that Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or in the Original Premises and no other person, firm or entity has any right, title or interest in the Lease or in the Original Premises through Tenant.
13.    Real Estate Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent except for CRESA (“Tenant’s Broker”) and Cassidy Turley (“Landlord’s Broker”) in connection with the negotiation of this First Amendment, and that they know of no real estate broker or agent other than Tenant’s Broker and Landlord’s Broker who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than Tenant’s Broker and Landlord’s Broker, occurring by, through, or under the indemnifying party. The terms of this Section 13 shall survive the expiration or earlier termination of the Lease.

14.    Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this First Amendment, the New Premises has not undergone inspection by a “Certified Access Specialist” to determine whether the New Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

15.    Counterparts. This First Amendment may be executed in counterparts with the same effect as if both parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single agreement.
16.    No Change. Except as set forth herein, all of the terms and conditions of the Lease remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and date first written above.

"Landlord":

BXP 601 & 651 GATEWAY CENTER LP,
a Delaware limited partnership

BY: BXP CALIFORNIA GP LLC,
a Delaware limited liability company,
its general partner

BY: BOSTON PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

BY: BOSTON PROPERTIES, INC.,
a Delaware corporation,
its general partner

BY: /s/ Rod C. Diehl
Name: ROD C. DIEHL
Title: SENIOR VICE PRESIDENT, LEASING

“Tenant": IMMUNE DESIGN CORP., a Delaware corporation By: /s/ Carlos Paya Name: CARLOS PAYA Title: CEO By: /s/ Stephen R. Brady Name: STEPHEN R. BRADY Title: CHIEF BUSINESS OFFICER

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EXHIBIT A
601 GATEWAY
OUTLINE OF NEW PREMISES

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EXHIBIT B
601 GATEWAY BOULEVARD
TENANT WORK LETTER
Landlord and Tenant acknowledge that Tenant intends to remodel the New Premises following execution of this First Amendment, and that all such Tenant Improvements shall be subject to the provisions of this Tenant Work Letter.
SECTION 1
TENANT IMPROVEMENTS
1.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) for the costs relating to the remodel, design and construction of interior improvements and architectural/engineering services to the New Premises deemed necessary or useful by Tenant (the “Tenant Improvements”). As part of the Tenant Improvements and without limiting its other design and construction activities with the Tenant Improvement Allowance, Tenant shall, with funds from the Tenant Improvement Allowance, construct the demising wall(s) shown on Exhibit A in accordance with building standards (the “Demising Wall”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In the event that the Tenant Improvement Allowance is not fully utilized by Tenant by the one year anniversary of the date of this First Amendment, then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto. Any Tenant Improvements that require the use of Building risers, raceways, shafts and/or conduits, shall be subject to Landlord’s reasonable rules, regulations, and restrictions, including the requirement that any cabling vendor must be selected from a list provided by Landlord, and that the amount and location of any such cabling must be approved by Landlord. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Tenant Improvements and to repair any damage to the New Premises and Building caused by such removal and return the affected portion of the New Premises to a condition consistent with their condition existing prior to the installment of such Tenant Improvements.
1.2    Disbursement of the Tenant Improvement Allowance.
1.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

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1.2.1.1    Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to Thirty-Three Thousand Seven Hundred Forty and No/100 Dollars ($33,740.00), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 2.1 of this Tenant Work Letter;
1.2.1.2    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
1.2.1.3    The cost of construction, installation and completion of the Tenant Improvements, including, without limitation, the Demising Wall, glass entrance doors, reception area, office remodeling, soundproofing, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, painting, carpeting and cleaning, and contractors’ fees and general conditions;
1.2.1.4    The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
1.2.1.5    The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);
1.2.1.6    The cost of connection of the New Premises to the Building’s energy management systems;
1.2.1.7    The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2 of this Tenant Work Letter;
1.2.1.8    Sales and use taxes and Title 24 fees; and
1.2.1.9    All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.
1.3    Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the New Premises (collectively, the “Standard Improvement Package”), which Specifications shall be supplied to Tenant by Landlord. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Tenant Improvements shall comply with certain Specifications as designated by Landlord. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time.

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SECTION 2
CONSTRUCTION DRAWINGS
2.1    Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner designated by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 2.1. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the New Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.
2.2    Final Space Plan. Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the New Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver four (4) copies signed by Tenant of the Final Space Plan to Landlord for Landlord’s approval.
2.3    Final Working Drawings. Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the New Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit two (2) copies signed by Tenant of the same to Landlord for Landlord’s approval.
2.4    Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the Tenant Improvements by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (the “Permits”). Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Tenant Improvements and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with

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Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.
SECTION 3
CONSTRUCTION OF THE TENANT IMPROVEMENTS
3.1    Contractor. Landlord shall select a contractor (“Contractor”) to construct the Tenant Improvements pursuant to the terms of this Section 3.1. On or before Landlord’s approval of the Approved Working Drawings, Landlord shall select three (3) qualified, licensed and reputable general contractors from a list of general contractors supplied by Landlord (each a “Bidding Contractor,” and, collectively, the “Bidding Contractors”), that shall bid on the construction of the Tenant Improvements. Each of the Bidding Contractors shall be notified in the bidding package, which shall be prepared by Landlord, of (i) the time schedule for construction of the Tenant Improvements, and (ii) the requirement that, unless Landlord otherwise requires, the selected Bidding Contractor shall use the fire, life safety subcontractor designated by Landlord. Tenant shall, within two (2) business days following the date upon which Landlord delivers such bids to Tenant, select the Contractor from among the Bidding Contractors that Landlord determines have (a) submitted qualified bids which were consistent with the bid assumptions and directions, and (b) have committed to Landlord’s time schedule for construction of the Tenant Improvements.
3.2    Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date”.
3.3    Construction of Tenant Improvements by Contractor under the Supervision of Landlord.
3.3.1    Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which

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arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount.
3.3.2    Landlord’s Retention of Contractor. Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Tenant Improvements in accordance with the Approved Working Drawings (subject to the following sentence) and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to three percent (3%) of the “hard” costs of constructing the Tenant Improvements (i.e., the cost of constructing the Tenant Improvements less the fees paid to the Architect and the Engineer). In the event of a conflict between the Approved Working Drawings and Landlord’s construction rules and regulations, Landlord, in its sole and absolute discretion, shall determine which shall prevail. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, construction of the Tenant Improvements shall not commence until (a) Landlord has a fully executed and delivered contract with Contractor for the construction of the Tenant Improvements, (b) Tenant has procured and delivered to Landlord a copy of all Permits, and (c) Tenant has delivered to Landlord the Over-Allowance Amount.
3.3.3    Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.
3.3.4    Tenant’s Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect on the New Premises or in the Building. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the County Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant’s agent for such purpose. In addition, within thirty (30) days following the Substantial Completion of the New Premises, Tenant shall have prepared and delivered to the Building two (2) copies signed by Tenant of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements.
SECTION 4

MISCELLANEOUS
4.1    Tenant’s Representative. Tenant has designated Stephen Brady as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

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4.2    Landlord’s Representative. Landlord has designated Mr. Peter Back as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
4.3    Tenant’s Agents. All contractors, subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall be from a list of supplied by Landlord and shall all be union labor in compliance with the then existing master labor agreements.
4.4    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence. In all instances where Landlord is required to respond to Tenant, Landlord shall so respond within any time periods specified herein or within a reasonable period, as determined given the nature of Tenant’s request.
4.5    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in the Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause contractor to cease the construction of the Tenant Improvements, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

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